Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-101681, 333-104461, 333-159903 and 333-182044 of BRT Realty Trust and in the related Prospectuses of our report dated August 30, 2012 with respect to the statement of revenues and certain expenses of Madison at Schilling Farms, for the year ended December 31, 2011 included in this Current Report (Form 8-K/A) of BRT Realty Trust

/s/ BDO USA, LLP

New York, New York

Date:    August 30, 2012